                                                                  EXHIBIT (A)(1)

                          COOKER RESTAURANT CORPORATION

     OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
                        OF COOKER RESTAURANT CORPORATION
                   THAT WERE ISSUED PRIOR TO NOVEMBER 1, 2000

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 9:00 P.M., EASTERN TIME, ON MAY 14, 2001,
                          UNLESS THE OFFER IS EXTENDED.

Cooker Restaurant Corporation is offering to exchange all outstanding options held by current directors and employees granted prior to November 1, 2000 by us to purchase shares of our common stock, no par value (the "Common Stock") (the "eligible options") for shares of Common Stock issued pursuant to our 2001 Restricted Stock Plan (the "Restricted Stock"). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Transmittal Letter (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of Restricted Stock to be issued to each exchanging option holder will be less than the number of shares of Common Stock subject to the options that are accepted for exchange.

This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

If you elect to exchange options as described in the offer and if your offer is accepted, we will issue to you (but hold in escrow) shares of Restricted Stock pursuant to a Restricted Stock Agreement between us and you. The restrictions on approximately 25% of your shares of Restricted Stock will lapse on each of the next four anniversary dates of January 29, 2001, the date the board of directors approved the offer.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Shares of our Common Stock are quoted on the OTC Bulletin Board under the symbol "CGRT.OB." On April 9, 2001, the last reported sale price of the Common Stock on the OTC Bulletin Board was $1.30 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or letter of transmittal to Cooker Restaurant Corporation, 5500 Village Boulevard, West Palm Beach, Florida 33407,
Attn: Dave Sanford.

IMPORTANT

If you wish to elect to exchange your options, you must complete and sign the transmittal letter in accordance with its instructions, and send it and any other required documents to us at Cooker Restaurant Corporation, 5500 Village Boulevard, West Palm Beach, Florida 33407, Attn: Dave Sanford.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TRANSMITTAL LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SUMMARY TERM SHEET...............................................................................................1

INTRODUCTION.....................................................................................................6

THE OFFER........................................................................................................7

1.       NUMBER OF OPTIONS; EXPIRATION DATE......................................................................7

2.       PURPOSE OF THE OFFER....................................................................................7

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.............................................................8

4.       WITHDRAWAL RIGHTS.......................................................................................9

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK.....................................9

6.       PRICE RANGE OF COMMON STOCK ...........................................................................10

7.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK..........................................10

8.       INFORMATION CONCERNING COOKER..........................................................................11

9.       INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS..............12

10.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER....................12

11.      LEGAL MATTERS; REGULATORY APPROVALS....................................................................12

12.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES...............................................................12

13.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.............................................................13

14.      FEES AND EXPENSES......................................................................................14

15.      ADDITIONAL INFORMATION.................................................................................14

16.      MISCELLANEOUS..........................................................................................15

SCHEDULE A......................................................................................................16

SCHEDULE B......................................................................................................18

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying transmittal letter because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE PROGRAM

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all options held by current employees and directors to purchase shares of the Company's common stock, no par value, (the "Common Stock") that were granted prior to November 1, 2000, for shares of Common Stock that are subject to certain restrictions imposed by the Company's 2001 Restricted Stock Plan (the "Restricted Stock"). We refer to those options which are subject to the exchange offer as being the "eligible options." (Page
7)

WHY ARE WE MAKING THE OFFER TO EXCHANGE?

         We are making this offer to exchange because a considerable number of employees and directors have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow current employees and directors to choose whether to keep their current eligible stock options at their current exercise price, or to rescind those options in exchange for shares of Restricted Stock. It is hoped that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange eligible options for Restricted Stock, we intend to provide our current employees directors with the benefit of owning shares of Common Stock that over time may have a greater potential to increase in value, create better performance incentives for employees and directors and thereby maximize stockholder value. (Pages 7-8)

WHO IS ELIGIBLE?

         Any current employee or director of Cooker with a current eligible option is eligible to participate in the exchange. (Page 7) The number of shares of Restricted Stock to be issued will be less than the number of shares of Common Stock subject to the options that are accepted for exchange and cancelled.

HOW DOES THE EXCHANGE WORK?

         The offer to exchange will require you to make a voluntary election to cancel all outstanding eligible options that were granted on any single date in exchange for shares of Restricted Stock. The number of shares of Restricted Stock that you are eligible to receive in exchange for your eligible options is set forth in Schedule A to the Transmittal Letter which is attached. The number of shares you are eligible to receive has been calculated assuming that the market price of the Common Stock grows to $20 per share over the next five years (ALTHOUGH THIS IS ABSOLUTELY NOT A PREDICTION OF OUR FUTURE STOCK PRICE). Based on this assumption, we calculated the gain that you would realize on your present eligible options, assuming that you held them for the five-year period. We then determined the number of shares, priced at $.906 (the price of the Common Stock on the day the board of directors approved this offer, January 29,
2001), that it would take to realize the same gain at the end of the five-year period. To participate, you may exchange all eligible options you may hold but must exchange all eligible options that were issued on the same date. (Page 10)

IF YOU CHOOSE TO TENDER AN ELIGIBLE OPTION, DO YOU HAVE TO TENDER ALL THE ELIGIBLE OPTIONS?

         No, though we are not accepting partial tenders of eligible options that were granted on any single date. Accordingly, you may tender one or more of your eligible option grants, but you may only tender all of the shares subject to that eligible option or none of the those shares. For example, if you hold an option to purchase 5,000 shares of our Common Stock granted on November 1, 1998 and an option to purchase to 2,000 shares of our Common Stock granted on November 1, 1999, you may tender none of your eligible options, options with respect to all 5,000 options under the first option grant, options with respect to all 2,000 options under the second option grant or all options under both grants. (Page 7)

WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

         To participate you must complete the Transmittal Letter, sign it and ensure that Cooker Restaurant Corporation receives it not later than 9:00 P.M. Eastern Time on May 14, 2001. You can return your Transmittal Letter and the documents called for therein to Cooker Restaurant Corporation, 5500 Village Boulevard, West Palm Beach, Florida 33407, Attention: Dave Sanford. (Page 8)

WHY CAN'T COOKER JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER
COMPANIES?

         In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for future profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

         Because of the large number of underwater options currently outstanding, a total re-grant of new options would have severe negative impact on our dilution, outstanding shares and earnings per share.

IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         Options designated to be exchanged under this program will be cancelled on May 15, 2001, unless the offer is extended. (Page 9)

WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

         The deadline to participate in this program is 9:00 P.M., Eastern Time on May 14, 2001 unless it is extended by us (the "expiration date"). This means that we must have your executed Transmittal Letter in our hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make an announcement of the extension no later than 9:00 A.M. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. (Page 8)

         We reserve the right to reject any or all eligible options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer. (Page 9)

WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your election by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 18)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

         You may withdraw your options elected for exchange at any time before 9:00 P.M., Eastern Time, on May 14, 2001. If the offer is extended by us beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal with the required information, while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 9)

ARE THERE ANY FEDERAL INCOME TAX CONSEQUENCES TO MY PARTICIPATION IN THIS EXCHANGE?

         The transfer of Restricted Stock to you pursuant to the offer will be compensatory in nature, and therefore, cause you to recognize ordinary income. Because the Restricted Stock initially will be nontransferable in your hands and subject to a substantial risk of forfeiture, you will not be required to include in your taxable income the compensation resulting from your receipt of the Restricted Stock until the transfer and forfeiture restrictions lapse. The value of the Restricted Stock on the date the transfer and forfeiture restrictions lapse is the amount that will be deemed to be compensation on which you will be taxed. Alternatively, you may elect to pay federal income tax in tax year 2001 on all or a portion of the Restricted Stock based on the value of the Restricted Stock, as reported on the 0TC Bulletin Board, at the close of business on the expiration date. In order to elect this alternative, you must file an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, not later than thirty days after the expiration date. The tax treatment with respect to the receipt of the Restricted Stock contrasts with the tax treatment that would apply if you do not elect to participate in the exchange offer. If you do not elect to participate in the exchange offer, you will not owe federal income tax unless you elect to exercise your options. The timing of the recognition of federal income tax related to the exercise of your options depends on whether your options are incentive stock options or non-statutory options. We recommend that you consult with your own tax adviser to determine the federal, state and local tax consequences of electing to exchange options pursuant to the offer. (Page 12)

HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of our stock and our business.

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our board of directors has approved this offer, neither we nor our board of directors make any recommendations as to whether you should elect to exchange or refrain from exchanging your options. (Page 15)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

WHICH OPTIONS CAN BE CANCELLED?

         If an employee elects to participate in this offer, all options that are exchanged will be cancelled. (Page 9)

CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

         Yes. You may tender one or more of your eligible options, but you may only tender all of the shares subject to an eligible option granted on any single date or none of the those shares. (Page 7)

CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes, any remaining outstanding, unexercised, eligible options can be cancelled. (Page 7)

SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK

WHAT IS RESTRICTED STOCK?

         Restricted Stock is Common Stock, which has been issued pursuant to the 2001 Restricted Stock Plan of Cooker. The 2001 Restricted Stock Plan provides that all shares of Common Stock issued pursuant to the Plan shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to you, until the restrictions lapse. (Page 11)

WHEN WILL I RECEIVE THE SHARES OF RESTRICTED STOCK PURSUANT TO THE EXCHANGE
OFFER?

         If you choose to participate in the Exchange Offer, four stock certificates will be issued in your name, each for approximately one quarter of the number of shares of Restricted Stock to which you are entitled. We will hold these certificates in escrow. At the end of each year, commencing January 29, 2002, for four years, as long as you continue as our employee or as a director, you will receive one of these certificates. You may sell or transfer any shares of Common Stock represented by the certificates once you receive the certificates. (Page 9)

WHAT HAPPENS IF I LEAVE THE EMPLOYMENT OF THE COMPANY?

         If your employment or service as a director with us is terminated as a result of death or disability or a change of control prior to the expiration of the restrictions applicable to any shares of Restricted Stock then held by us, any restrictions and other conditions pertaining to such shares then held by us shall immediately lapse, you will receive the certificates representing such shares, and such shares shall thereafter be immediately transferable and nonforfeitable. If your employment or service as a director with us is terminated for any reason other than death, disability or a change of control prior to the expiration of any restrictions applicable to any shares of Restricted Stock then held by us, such shares shall thereupon be forfeited immediately by you and we will cancel them. (Page 11)

CAN I HAVE AN EXAMPLE OF AN OFFER TO EXCHANGE?

         Assumptions:

         Your original stock option: 500 shares. Your original stock option price: $5.875.

         Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on May 15, 2001 and on that date would issue you four stock certificates for an aggregate of 370 shares of Common Stock ( three certificates for 93 shares and one certificate for 91 shares) calculated as follows:

         GAIN UPON EXERCISE OF OPTIONS:

             Assumed Value of shares of Common Stock underlying the option at end of five year period:

                                                                                  500 x $20.00 =       $10,000.00
             Exercise Price of 500 options:                                       500 x $5.875 =         2,937.50
                                                                                                       ----------
                                                                                               Gain    $ 7,062.50

         GAIN OVER FIVE YEAR PERIOD PER SHARE OF RESTRICTED STOCK:

             Assumed Value of share of Restricted Stock at end of five year period                     $   20.000
             Price of Common Stock on day of approval of Offer:                                              .906
                                                                                                       ----------
                                                                                               Gain    $   19.094

         DIVIDE TOTAL OPTION GAIN BY PER RESTRICTED STOCK GAIN:

                                                           $7,062.50 / $19,094 = 369.88 shares of Restricted Stock

         ROUND UP TO NEAREST WHOLE SHARE:                                           370 Shares of Restricted Stock

         DIVIDE BY FOUR AND ELIMINATE FRACTIONAL SHARES:

                                                93     93     93     91 shares of Restricted Stock per Certificate

         On January 29, 2002, if you were still employed by the Company, you would receive one certificate for 93 shares of Common Stock.

         Now assume that on June 1, 2002, you left the employ of the Company. Three certificates representing 277 shares would be canceled, though you would retain and have complete control over the 93 shares of Common Stock that had been released to you on January 29, 2002.

         Make another assumption that on June 1, 2002, you die or are completely disabled. In that event, the certificates representing 277 shares of Common Stock still held by the Company would be released to you or your estate free of any restrictions or conditions.

CAN I VOTE THE SHARES OF RESTRICTED STOCK WHILE THE COMPANY HOLDS THEM?

         Yes. The only restriction applicable to the shares of Restricted Stock which have been issued to you is a restriction upon your ability to transfer the shares. Otherwise, upon issuance you will have all the indicia of ownership of Common Stock and will be allowed to vote the shares, to receive all communications issued to any shareholders and to receive dividends, if any, that may hereafter be declared with respect to such shares of Common Stock. (Page 11)

                                  INTRODUCTION

         Cooker Restaurant Corporation is offering to exchange all options granted to current employees and directors prior to November 1, 2000 by the Company (the "eligible options") to purchase shares of the Company's common stock, no par value (the "Common Stock") for shares of Common Stock subject to certain restrictions imposed under the Company's 2001 Restricted Stock Plan (the "Restricted Stock"), upon the terms and subject to the conditions set forth in this offer to exchange and in the related transmittal letter (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of Restricted Stock to be issued will be less than the number of shares of Common Stock subject to the options that are accepted for exchange and canceled.

         This offer is not conditioned upon a minimum number of options being elected for exchange. However, if you choose to participate, you must elect to exchange all eligible options granted on any single date. This offer is subject to the conditions we describe in Schedule A of this offer to exchange.

         If you elect to exchange options, we will issue shares of Restricted Stock pursuant to a Restricted Stock Agreement and four stock certificates will be issued in your name, each for approximately one quarter of the shares of Restricted Stock that you are to receive. We will hold these certificates in escrow. At the end of each year commencing January 29, 2002, for four years, so long as you continue as a Cooker employee or director, you will receive one of these certificates. The formula used to calculate the number of shares of Restricted Stock, which you are entitled to receive in exchange for the cancellation of your eligible options, does not take into account the number of options which have already vested, and you will start a new holding period upon receipt of the Restricted Stock.

         As of January 31, 2001, options to purchase 1,304,373 shares of our Common Stock were issued and outstanding. Of these options, we are offering to exchange options to purchase 896,805 shares of our Common Stock for an aggregate of 659,699 shares of Restricted Stock. The shares of Restricted Stock we are offering to exchange represent approximately 11% of the total shares of our Common Stock outstanding as of January 31, 2001.

         All options accepted by us pursuant to this offer will be cancelled.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for shares of Restricted Stock all outstanding eligible options that are properly elected for exchange and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible options are all options granted prior to November 1, 2000 which are held by current employees and directors. We will not accept partial tenders of your eligible options that were granted on any single date. Therefore, you may tender all or none of your eligible options issued on any single date.

If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive that number of shares of Restricted Stock that is set forth in Schedule A to your Transmittal Letter. All Restricted Stock will be subject to the terms of a Restricted Stock Agreement between us and you and the terms of the 2001 Restricted Stock Plan.

The term "expiration date" means 9:00 P.M., Eastern Time, on May 14, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 13 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

         (a) we increase or decrease the amount of consideration offered for the eligible options;

         (b) we decrease the number of eligible options to be elected for exchange in the offer; or we increase the number of options to be elected for exchange in the offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 13.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.       PURPOSE OF THE OFFER.

We issued the eligible options for the following purposes:

         (a) to provide our employees and directors an opportunity to acquire or increase a proprietary interest in Cooker, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         (b) to encourage our employees and directors to continue their employment by us or service as a director.

Virtually all of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for Restricted Stock, we intend to provide our employees with the benefit of owning shares of Common Stock that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. IT IS HOPED THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries.

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any material change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (g) our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

         (h)      the suspension of our obligation to file reports pursuant to
         Section 15(d) of the Securities Exchange Act of 1934;

         (i)      the acquisition by any person of any of our securities or the disposition of any of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

Proper Exchange of Options. To validly elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the Transmittal Letter, properly complete, duly execute and deliver to us the Transmittal Letter, along with any other required documents. We must receive all of the required documents by post to Cooker Restaurant Corporation, 5500 Village Boulevard, West Palm Beach, Florida 33407, Attention: Dave Sanford before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE TRANSMITTAL LETTER AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options, which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

You may only withdraw your elected options in accordance with the provisions of this section 4.

You may withdraw your elected options at any time before 9:00 P.M., Eastern Time, on May 14, 2001. If we extend the offer beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. In addition, unless we accept your elected options for exchange before 9:00 P.M., Eastern Time, on June 8, 2001, you may withdraw your options elected for exchange at any time thereafter.

To validly withdraw elected options, an option holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the election to exchange options. The notice of withdrawal must specify the name of the option holder who elected to have the options be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. You must withdraw all of the eligible options that were issued on a single date. A partial withdrawal will not be accepted. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date by following the procedures described in section 3.

Neither Cooker nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange, you will be issued shares of Restricted Stock on May 15, 2001, the first business day following the scheduled expiration date of the offer. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be issued shares of Restricted Stock on the first business day following the new expiration date. The shares of Restricted Stock that will be issued to you will be issued in the form of four stock certificates, each for approximately one-quarter of the number of shares of Restricted Stock to which are you entitled. Cooker will hold these certificates in escrow. At the end of each year, commencing January 29, 2002, for four years, as long as you continue as an employee of Cooker, you will receive one of these certificates. You may sell or transfer any shares of Common Stock represented by the certificates once you receive a certificate.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release.

6.       PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "CGRT.OB." The shares of the Company's Common Stock began trading on the OTCBB and ceased trading on the American Stock Exchange ("AMEX") effective December 14, 2000. The shares of the Company's Common Stock began trading on AMEX and ceased trading on the New York Stock Exchange ("NYSE") effective August 14, 2000. The prices set forth below reflect high and low sales prices for the Company's Common Stock in each of the quarters of fiscal 2000 and 1999 as reported by the NYSE, AMEX, and OTCBB.

                 2000                       HIGH                      LOW
             1st Quarter                  $2 - 13/16               $2 - 1/16
             2nd Quarter                  $3 - 3/16                $2 - 3/8
             3rd Quarter                  $2 - 3/4                 $1
             4th Quarter                  $1 - 1/4                 $1 - 3/16

                 1999                      HIGH                      LOW
             1st Quarter                 $7 - 5/8                  $5 - 3/16
             2nd Quarter                 $6 - 5/8                  $5 - 1/28
             3rd Quarter                 $6 - 1/4                  $3 - 3/4
             4th Quarter                 $4 - 1/16                 $2 - 1/2

On April 9, 2001, the last reported sale price of the Common Stock on the OTCBB was $1.30 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

Consideration. We will issue shares of Restricted Stock under the 2001 Restricted Stock Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of Restricted Stock to be issued to each holder of an eligible option has been calculated assuming that our Common Stock would equal $20 per share in five years. THIS IS NOT A PREDICTION OF THE FUTURE PRICE OF THE COMPANY'S COMMON STOCK AND THERE IS NO GUARANTEE THAT THE PRICE OF THE COMMON STOCK WILL BE ANYWHERE NEAR THIS FIGURE. We calculated the gain that you would realize on your present eligible options, assuming that you held them for the full five years. We then determined the number of shares of Restricted Stock, priced at $.906 (the price of our Common Stock on the day the Board of Directors approved the exchange offer, January 29, 2001) that it would take to realize the same gain at the end of such five-year period. If all eligible options are tendered for exchange, we would issue 659,699 shares of Restricted Stock.

Terms of Restricted Stock.

Restricted Stock is Common Stock that has been issued pursuant to the 2001 Restricted Stock Plan of Cooker. The 2001 Restricted Stock Plan provides that, until the restrictions lapse, shares of Common Stock issued pursuant to the Plan may not be sold, transferred or otherwise disposed of nor may they be pledged or otherwise hypothecated. The restrictions on approximately one-quarter of the shares issued to you will lapse at the end of each year, commencing January 29, 2002 for four years, provided that at the time of each release you are an employee or director of Cooker. Upon the lapse of the restrictions, you will receive the certificate representing those shares. Once you receive the certificate for the shares, you may then sell or transfer the Common Stock represented by the certificate. If your employment or term as a director is terminated as a result of death or disability or a change of control prior to the expiration of the restrictions applicable to any of the shares of Restricted Stock then held by the Company, any restrictions and other conditions pertaining to such shares shall immediately lapse, you will receive the certificates representing such shares, and such shares shall thereafter be immediately transferable and nonforfeitable. If your employment or term as a director with the Company is terminated for any reason other than death, disability or a change of control prior to the expiration of the restrictions applicable to any of the shares of Restricted Stock then held by the Company, such shares of Restricted Stock shall thereupon be forfeited immediately by you and canceled by the Company. Upon issuance of the shares of Restricted Stock to you, you will have all of the indicia of ownership of Common Stock, other than an inability to transfer the shares, and will be allowed to vote the shares, to receive all communications issued to any shareholders and to receive dividends, if any, that may hereafter be declared with respect to such shares of Common Stock.

The terms and conditions of your current eligible options are set forth in the eligible option plans under which each was granted and the stock option agreements you entered into in connection with the grant. Eligible options were issued under the 1988, 1992, 1996 and 2000 plans and certain other options were issued to directors and officers as a part of their employment arrangement. On December 14, 1998, all stock options issued to officers and employees in fiscal years 1996, 1997, and 1998 were exchanged for new options at a new option price of $5.50 per share, the closing market price on the date of the exchange. At December 31, 2000, there were approximately 868,000 options outstanding which had been issued pursuant to the various stock option plans with exercise prices ranging from $0.843 to $21.75 with a weighted average exercise price of $6.16. In addition, the Company issued 299,300 stock options to Henry R. Hillenmeyer, the Chairman and Chief Executive Officer of the Company, on August 19, 1999. At January 31, 2001 options to purchase 1,304,373 shares of Common Stock were outstanding, of which options to purchase 896,805 shares of Common Stock are eligible to be exchanged for Restricted Stock in this offer.

If you wish to receive a copy of the option plan(s) or form of stock option agreement(s) pertaining to your eligible options, please contact us at 5500 Village Boulevard, West Palm Beach, Florida 33407, Attention: Dave Sanford, and we will provide you copies of these documents at our expense.

The number of shares of Restricted Stock to which you will be entitled if you exchange your eligible options is set forth in Schedule A to the Transmittal Letter which is enclosed with this offer to exchange.

8.       INFORMATION CONCERNING COOKER.

Cooker was incorporated in Ohio and is the surviving corporation of the merger of affiliated corporations in 1988. Our principal executive offices are located at 5500 Village Boulevard, West Palm Beach, Florida 33407.

At February 28, 2001, Cooker owned and operated sixty-five full service "Cooker" restaurants located in Florida, Georgia, Indiana, Kentucky, Michigan, North Carolina, Ohio, Tennessee, Virginia and Pennsylvania. Cooker restaurants average approximately 7,900 square feet and 255 seats, and are designed to provide traditional and comfortable experiences rather than a theme atmosphere or menu. Cooker believes that its restaurants provide an attractive value to customers by offering a moderately priced, full menu of high quality food served in generous portions. The menu includes appetizers, soups, salads, chicken, fish, beef and pasta entrees, sandwiches, burgers and desserts, most of which are created from original recipes and prepared from scratch using fresh ingredients. Entree selections generally range in price from $5.49 to $16.99 and, in 2000, the average check per person was approximately $12.06. Cooker is committed to providing prompt, friendly and efficient customer service as reflected by its "100% Satisfaction Guaranty" policy and by having what Cooker believes is a higher ratio of service personnel to customers and a greater number of managers per Cooker restaurant than many of its competitors.

See "Additional Information" beginning on page 14 for instructions on how you can obtain copies of our SEC reports that contain the Company's audited financial statements and unaudited financial data.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers and the number of eligible options that each owns is attached to this offer to exchange as Schedule B. Please see our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 2, 2001 for information regarding the amount of our securities beneficially owned by our executive officers and directors as of December 31, 2000.

There have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Cooker, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Cooker.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire pursuant to the offer will be cancelled and the shares of Common Stock subject to those options will be returned to the pool of shares available for grants of new options under eligible option plans and for issuance upon the exercise of such new options. Such shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of any securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

The issuance of the shares of Restricted Stock will be accounted for as compensation by the Company and will be expensed ratably over the sixteen quarters during which the Common Stock is subject to the restrictions imposed by the 2001 Restricted Stock Plan and Agreements.

11.      LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of the shares of Restricted Stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares of Restricted Stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

12.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The transfer of Restricted Stock to you pursuant to the offer will be compensatory in nature, and therefore, cause you to recognize ordinary income. Because the Restricted Stock initially will be nontransferable in your hands and subject to a substantial risk of forfeiture, you will not be required to include in your taxable income the compensation resulting from your receipt of the Restricted Stock until the transfer and forfeiture restrictions lapse. The value of the Restricted Stock on the date the transfer and forfeiture restrictions lapse is the amount that will be deemed to be compensation on which you will be taxed. Alternatively, you may elect to pay federal income tax in tax year 2001 on all or a portion of the Restricted Stock based on the value of the Restricted Stock, as reported on the 0TC Bulletin Board, at the close of business on the expiration date. In order to elect this alternative, you must file an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, not later than thirty days after the expiration date. The tax treatment with respect to the receipt of the Restricted Stock contrasts with the tax treatment that would apply if you do not elect to participate in the exchange offer. If you do not elect to participate in the exchange offer, you will not owe federal income tax unless you elect to exercise your options. The timing of the recognition of federal income tax related to the exercise of your options depends on whether your options are incentive stock options or non-statutory options.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

13.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral or written notice of such extension to the eligible option holders.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Schedule A, by giving oral or written notice of such termination or postponement to the eligible option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the eligible options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to eligible option holders or by decreasing or increasing the number of eligible options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform eligible option holders of such change.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in the definition of eligible options, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a)      (i)      we increase or decrease the amount of consideration offered for the eligible options;

         (ii) we decrease the number of options eligible to be elected for exchange in the offer; or

                  (iii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 13.

14.      FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15.      ADDITIONAL INFORMATION.

We recommend that, in addition to this offer to exchange and the transmittal letter, you review the following materials, which we have filed with the SEC before making a decision on whether to elect to exchange your options

         (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

         (b) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 2, 2001;

         (c) our Form S-8 (registering shares to be issued pursuant to this offer) filed with the SEC on April 4, 2001;

         (d) the description of our common stock included in our registration statement on Form 10, which was filed with the SEC on April 29, 1988, including any amendments or reports we filed for the purpose of updating that description.

The SEC file number for these filings is 01-13044. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.       7 World Trade Center       500 West Madison Street
               Room 1024                  Suite 1300                  Suite 1400
        Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                          Cooker Restaurant Corporation
                             Attention: Dave Sanford
                             5500 Village Boulevard
                            West Palm Beach, FL 33407

or by telephoning us at (800) 426-3402 between the hours of 9:00 a.m. and 5:00 p.m., West Palm Beach, Florida local time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Cooker should be read together with the information contained in the documents to which we have referred you.

16.      MISCELLANEOUS.

This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Cooker Restaurant Corporation or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters re forward-looking statements. These statements are based on management's present assumptions as to future trends, prevailing interest rates, the availability and cost of raw materials, the availability of the capital resources necessary to complete the Company's expansion plans, government regulations, especially regulations regarding taxes, labor and alcoholic beverages, competition, consumer preferences and similar factors. Changes in these factors could affect the validity of such assumptions and could have a materially adverse effect on the Company's business. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Cooker Restaurant Corporation

April 12, 2001

                                   SCHEDULE A

CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after April 12, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Cooker or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (i) make the acceptance for exchange of; or issuance of shares of Restricted Stock for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                  (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

                  (iii) materially impair the contemplated benefits of the offer to us; or

                  (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Cooker or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (c)      there shall have occurred:

                  (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (v) any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Cooker or on the trading in our Common Stock;

                  (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Cooker or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

                  (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

                  (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 12, 2001;

         (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (i)      any person, entity or "group," within the meaning of
                  Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                  Schedule 13D or Schedule 130 with the SEC on or before May 14, 2001 or any extended expiration date;

                  (ii)     any such person, entity or group that has filed a
                  Schedule 13D or Schedule 13G with the SEC on or before May 14, 2001 or any extended expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Cooker or our subsidiaries that, in our reasonable judgment, is or may be material to Cooker or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                                     COOKER

The directors and executive officers of Cooker and their positions and offices as of April 12, 2001, are set forth in the following table:

                                                                                               NUMBER OF ELIGIBLE
          NAME                                      POSITIONS AND OFFICES HELD                      OPTIONS
------------------------------            ----------------------------------------------       ------------------
Henry R. Hillenmeyer                      Chairman of the Board, Chief Executive Officer              319,700
                                          and a Director

Daniel A. Clay                            Executive Vice President and Chief Operating                    -0-
                                          Officer and a Director

Mark W. Mikosz                            Vice President and Chief Financial Officer                   26,954

Margaret A. Epperson                      Secretary                                                    14,853

Robin V. Holderman                        Director                                                     40,774

Brad Saltz                                Director                                                        -0-

R. Shannon LeRoy                          Director                                                        -0-

David T. Kollat                           Director                                                     55,902

Harvey M. Palash                          Director                                                      4,800

The address of each director and executive officer is: c/o Cooker Restaurant Corporation, 5500 Village Boulevard, West Palm Beach, Florida 33407.